SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549

                            FORM 8-K

         Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                 Date of Report: August 9, 2000
                (Date of earliest event reported)



                         WPI Group, Inc.
                         ---------------
     (Exact name of registrant as specified in its charter)

     New Hampshire              0-19717                  02-0218767
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(State or other jurisdiction  (Commission            (IRS Employer
of incorporation)          File Number)               Identification No.)





1155 Elm Street   Manchester, New Hampshire    03101
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(Address of principal executive offices)      (Zip Code)





Registrant's telephone number, including area code (603) 627-3500
                                                   --------------


                               N/A
                               ---
  (Former name or former address, if changed since last report)

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Item 1.   Changes In Control of Registrant

     On July 31, 2000, WPI Group Inc. ("WPI Group") and its subsidiaries entered into a Convertible Note Agreement (the "Note Agreement") with Sunrise Capital Partners, L.P. ("Sunrise"). Pursuant to the Note Agreement, Sunrise and certain other participants (which include certain members of WPI Group's management and some members of the Allard-Nazarian Group) will invest up to $24.1 million in Convertible Subordinated Notes (the "Notes"), common stock purchase warrants (the "Warrants") and common stock of WPI Group. Sunrise and the other participants will purchase the Notes, Warrants and common stock from the Company in three series of approximately $14.1 million, $5 million and up to $5 million. WPI Group entered into the financing arrangement in order to raise capital to help meet its short-and-long term liquidity needs.

     The Notes, which will mature three years from the date of issuance, will bear interest at a rate of 10.75%. At the option of WPI Group, interest on the Notes will be payable in additional Notes. The Notes will be convertible at the election of the holder into WPI Group common stock at a price of $1.75 per share. If WPI Group's common stock is listed on the New York Stock Exchange or the Nasdaq National Market and trades above $4.50 for 45 consecutive trading days, and certain daily trading volume levels in the stock are maintained, WPI Group may require the holders to convert the Notes into common stock on the stated terms. In conjunction with the purchase of each series of Notes, Sunrise and the other participants will purchase Warrants representing the right to purchase 20% of the number of shares of common stock which would be issuable upon conversion of each such series of Notes. The Warrants, which will be exercisable at any time at the option of the holder, will have an exercise price of $1.75 per share.

     On August 9, 2000, Sunrise and the other participants purchased the first series of Notes, in aggregate principal amount of approximately $14.1 million, along with 1.8 million shares of WPI Group common stock and Warrants to purchase approximately 1.6 million shares of WPI Group common stock. Following this sale, Sunrise owned approximately 50% of the outstanding voting shares of WPI Group on a fully-diluted basis (assuming exercise of the Warrants and the conversion of the Notes).

     WPI Group's shareholders will need to approve an amendment to WPI Group's Articles of Incorporation to increase the number of authorized shares of common stock before additional Notes and Warrants may be issued. In the event the amendment is approved and additional Notes and Warrants are issued in accordance with the terms of the Note Agreement, Sunrise would beneficially own approximately 56% of the outstanding voting shares of WPI Group on a fully-diluted basis (assuming exercise of all the Warrants and conversion of all the Notes).

     WPI Group will use the proceeds from the sale of the Notes, common stock and Warrants to refinance, in part, amounts owed under its existing senior credit facility with certain lenders, including Fleet Bank-NH. The proceeds will also be used to repay amounts owed to certain affiliates of Allard-Nazarian Group, Inc. under a series of promissory notes dated August 3, 1998 and to finance WPI Group's operations.

     The funds invested by Sunrise were drawn from funds held for investment. Sunrise Capital Partners, L.P. is a private investment fund with over $200 million in committed capital focusing on the acquisition of controlling interests in middle market companies.

                             2

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     Pursuant to the Note Agreement, for so long as any Notes
remain outstanding, WPI Group has agreed to nominate for election to the Company's Board of Directors at least four nominees designated by Sunrise.

     Prior to the consummation of the financing transaction, Stephen Carlotti resigned from the Board of Directors of the Company. In connection with the financing transaction, four additional Board members, Michael Foster, Irving Gutin, James Risher and Steven Shulman, also resigned from the Board of Directors.

     Four nominees of Sunrise were elected to WPI Group's board of directors in connection with the financing transaction: David
A. Presier, Managing Partner of Sunrise, and Joseph A. Julian, Jr., Michael D. Stewart and Irwin N. Gold, each a principal of Sunrise. WPI Group President and CEO John Allard was elected to the additional post of Chairman of the Board following the appointment of the Sunrise designees.

     Participating with Sunrise in the $14.1 first series on August 9, 2000 were The John R. Allard Revocable Trust of 1993, Lisa A. Dibrigida, Kim A. Socha, The Michael E. Allard Revocable Trust of 1994, Gerald R. Allard, The David and Angella Nazarian Family Trust, The Samy Nazarian Trust, Younes Nazarian and Richard A. Beyer. Collectively, these participating interests represent approximately 11% of the outstanding voting shares of WPI Group on a fully-diluted basis (assuming exercise of the Warrants and the conversion of the Notes) following the sale on August 9, 2000.

     A copy of the Note Agreement is attached hereto as Exhibit
2.1 and incorporated herein by reference. The foregoing description is qualified in its entirely by reference to the full text of the Note Agreement. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and is also incorporated herein by reference.

                             3

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ITEM 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

          Exhibit
          Number           Description
          2.1              Convertible Note Agreement

          99.1             Press Release Issued by WPI
                           Group, Inc. dated
                           August 9, 2000

                             4

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: August 16,2000                WPI GROUP, INC.



                                   By:  /s/ John R. Allard
                                        -------------------
                                   Name: John R. Allard
                                   Title: President and  Chief
                                          Executive Officer

                             5
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                          EXHIBIT INDEX



      Exhibit
      Number              Description                    Page
      2.1                 Convertible Note Agreement

      99.1                Press  Release Issued  by  WPI
                          Group,  Inc. dated  August  9,
                          2000





                             6

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